Filed Pursuant to Rule 433
Dated January 25, 2012 Registration Statement: No. 333-178262

General Electric Capital Corporation

NZD 300 Million Global Medium Term Notes, Series A New Issue

Indicative Terms and Conditions

Investing in these notes involves risks. See “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation
Instrument:	NZD Fixed Rate Senior Unsecured Notes
Lead Managers:	Australia and New Zealand Banking Group Limited, Deutsche Bank Securities Inc.
Issue Amount:	NZD 300 million
Status:	Senior, unsecured obligations of the Issuer
Maturity Date:	1st February 2017
Trade Date:	25th January 2012 [T+5]
Settlement Date:	1st February 2012
Coupon:	5.500%
Benchmark:	NZGB 6.00% due 15 December 2017
Benchmark Yield:	3.460 percent per annum
Re-Offer Price:	99.741%
Re-Offer Yield:	5.560 semi annual
Re-Offer Spread:	NZGB 6.00% due 15 December 2017 + 210 bps area | Semi / qtrly MS + 208 bps area
Fees:	32.5 bps
All-in Price:	99.416%
Net Proceeds:	NZD 298,248,000
Coupon Payment Dates:	Each August 1 and February 1, commencing August 1, 2012 and ending on the Maturity Date
Day Count:	Actual /Actual (ICMA)
Business Days:	New York and Wellington
Governing Law:	New York
Form and Documentation:	Registered note under the Issuer’s Global MTN Program
Business Day Convention:	Following Unadjusted
Denominations:	NZD 5,000 and integral multiples of NZD 5,000 in excess thereof
Call Dates (if any):	Not Applicable

Filed Pursuant to Rule 433
Dated January 25, 2012 Registration Statement: No. 333-178262

Call Notice Period:	Not Applicable
Put Dates (if any):	Not Applicable
Put Notice Period:	Not Applicable
Clearing and Settlement:	Euroclear and Clearstream
CUSIP:	36962G5R1
ISIN:	XS0740224307

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively the “Underwriters”), as principal, at 99.741% of the aggregate principal amount less an underwriting discount equal to 0.325% of the principal amount of the Notes.

Institution	Commitment
Lead Managers:
Australia and New Zealand Banking Group Limited	$223,000,000
Deutsche Bank Securities Inc.	$73,000,000

Co Managers:
Bank Vontobel AG	$2,000,000
Zürcher Kantonalbank	$2,000,000

Total	$300,000,000

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Australia and New Zealand Banking Group Limited is not a U.S. registered broker-dealer, and therefore, to the extent it intends to effect any sales of the notes in the United States, it will do so through ANZ Securities, Inc. or another U.S. registered broker-dealer in accordance with the applicable U.S. securities laws and regulations, and as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Investors should read the discussion under "United States Tax Considerations" in the accompanying prospectus supplement and note, in particular, the tax consequences of investing in notes denominated in a currency other than U.S. dollars that are issued without original issue discount.   In addition, if a U.S. holder (as defined in the prospectus supplement) recognizes a loss upon a sale, exchange or retirement of a note above certain thresholds, the holder may be required to file a disclosure statement with the Internal Revenue Service.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

Filed Pursuant to Rule 433
Dated January 25, 2012 Registration Statement: No. 333-178262

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Australia and New Zealand Banking Group Limited toll-free at 1-800-477-9173 or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.